Exhibit 10.48
TELOS ID
 SALE BONUS PLAN
1.          Establishment and Purpose. Telos Identity Management Solutions, LLC, a Delaware limited liability company doing business as Telos ID ("Telos ID"), hereby adopts the Telos ID Sale Bonus Plan (this "Plan"), effective as of August 30, 2016, the date on which this Plan was adopted by Telos ID's Board of Directors (the "Board"). The purpose of this Plan is to provide a long-term incentive program to motivate key executives of Telos ID to participate in the value creation of Telos ID and enjoy the benefits of participation in future increases in the value of Telos ID and its underlying assets. Capitalized terms not defined in this Plan have the meanings ascribed to them in the Second Amended and Restated Operating Agreement of Telos ID, dated as of December 24, 2014.
2.          Eligibility and Participation. All common-law employees of Telos ID who are classified as executives are eligible to participate in this Plan. However, participation in this Plan is limited to the President of Telos ID (the "President") and such other eligible executives selected to participate by the President immediately before the consummation of a transaction described in Section 3.1 (each, a "Participant").
3.          Sale Bonus.
3.1.          Payment Event. Subject to the satisfaction of the conditions in Section 3.3, each Participant will be eligible to receive a bonus payment under this Plan (a "Bonus") upon a Class A Member Exit and/or a Sale, defined as follows:
(a)          A "Class A Member Exit" means a Transfer for value of all Interests of the Class A Member (including a Transfer from the Class A Member to the Class B Member) other than in connection with a Sale (as defined below), provided that the value of Telos ID at the time of Transfer (the "Company Value") is at least $50 million. The Company Value shall be determined in good faith by the Board of Directors of Telos Corporation, which determination shall be binding upon Telos ID and the Participants.
(b)          A "Sale" means any of the following events, provided that the proceeds of the Sale either received by or attributable to Telos ID (the "Sale Proceeds") is at least $50 million:
(i)	a sale, exchange, or other disposition of all or substantially all of the assets of Telos ID;
(ii)
a Transfer for value of all Interests of all Members to any one Person (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), or more than one Person acting as a group, who is not already a Member as of the date of the Transfer;

(iii)
a merger, consolidation, or reorganization of Telos ID with one or more other entities in which Telos ID is not the surviving entity and more than 50% of the combined voting power of all classes of stock of the surviving entity are held by persons or entities who were not Members or affiliates of Telos ID immediately prior to the transaction;

(iv)	a sale, exchange, or other disposition of all or substantially all of the assets of Telos Corporation;
(v)
any transaction (including without limitation a merger or reorganization in which Telos Corporation is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of Telos Corporation immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of shares of Telos Corporation; or

(vi)
a merger, consolidation, or reorganization of Telos Corporation with one or more other entities in which Telos Corporation is not the surviving entity and more than 50% of the combined voting power of all classes of stock of the surviving entity are held by persons or entities who were not shareholders or affiliates of Telos Corporation immediately prior to the transaction.

The amount of the Sale Proceeds either received by or attributable to Telos ID shall be determined in good faith by (a) an agreement reached by the Board of Directors of Telos and the Class B-appointed members of the Board of Directors of Telos ID, or, in the event no such agreement can be reached, then under the terms of the Second Amended and Restated Operating Agreement of Telos ID (as amended from time to time), which determination shall be binding upon Telos, Telos ID and the Participants, or (b) if a Sale occurs subsequent to a Class A Member Exit, the Board of Directors of Telos ID, which determination shall be binding upon the Telos ID and the Participants.
3.2.          Amount of Payment.
(a)          Upon a Class A Member Exit, the total Bonuses payable to all Participants will be an amount equal to 2.5% of the Company Value up to $85 million, plus 4% of the Company Value in excess of $85 million. For example, if a Class A Member Exit occurs when the Company Value of Telos ID is $50 million, the total Bonuses payable to all Participants will be $1.25 million (i.e., .025 × $50 million = $1.25 million); and, if a Class A Member Exit occurs when the Company Value of Telos ID is $125 million, the total Bonuses payable to all Participants will be $3.725 million (i.e., (.025 x $85,000,000) + (.04 x ($125,000,000 - $85,000,000)) = $3,725,000).
(b)          Upon a Sale, the total Bonuses payable to all Participants will be an amount equal to 5.0% of the Sale Proceeds up to $85 million, plus 8.0% of the Sales Proceeds in excess of $85 million or, if a Sale occurs subsequent to a Class A Member Exit, an amount equal to 5.0% of the Sale Proceeds up to $85 million plus 8.0% of the Sales Proceeds in excess of $85 million, less the total Bonuses paid to all Participants pursuant to section 3.2(a) in connection with the prior Class A Member Exit. For example, if a Sale of all or substantially all of the assets of Telos ID results in Sale Proceeds in an amount equal to $50 million, the total Bonuses payable to all Participants will be $2.5 million (i.e., 0.05 × $50 million = $2.5 million);  and, if a Sale of all or substantially all of the assets of Telos ID results in Sale Proceeds in an amount equal to $125 million, the total Bonuses payable to all Participants will be $7.45 million (i.e., (.050 x $85,000,000) + (.08 x ($125,000,000 - $85,000,000)) = $7.45 million); and

(c)          By way of further example, if the Sale referred to in the preceding sentence generating Sales Proceeds of $125 million occurs subsequent to a Class A Member Exit in which total Bonuses had been paid out to all Participants pursuant to section 3.2(a) in the amount of $3.725, the total Bonuses payable to all Participants upon the Sale will be $3.725 million (i.e., (.050 x $85,000,000) + (.08 x ($125,000,000 - $85,000,000)) = $7.45 million less $3.725 million).
(d)          The total Bonuses payable to all Participants will be allocated as follows: (i) the President will be entitled to at least 50% of the total; and (ii) the remaining amount will be allocated among other Participants as determined by the President immediately before or coincident with the Class A Member Exit or Sale; provided, however, that the allocation of more than 50% of the total amount of the Bonuses to the President under clause (i) and the allocation of the Bonuses payable under clause (ii) shall be subject to approval by the Chairman of the Board of Directors of Telos Corporation. If the President does not select other Participants, the portion of the total Bonuses otherwise allocable to Participants other than the President will not be reallocated to the President.
3.3.          Conditions to Payment. Upon a Class A Member Exit or Sale described in Section 3.1, a Participant will be eligible to receive a Bonus if all of the following conditions are met:
(a)          the Participant is employed by Telos ID immediately before the Class A Member Exit or Sale; and
(b)          the Participant agrees to any required management contingencies or restrictive covenants negotiated in connection with the Class A Member Exit or Sale that apply to similarly situated executives of Telos ID for a period of up to one year for the President and two years for any other Participant.
3.4.          Time and Form of Payment. Any Bonus will be paid in cash in a lump sum on or before the first regularly scheduled payday after the Class A Member Exit or Sale, subject to any additional true-up payment to reflect an upward adjustment to the Company Value or Sale Proceeds. Any true-up payment will be made on the same schedule and under the same terms and conditions as apply to payments to holders of ownership interests in Telos ID due to the Class A Member Exit or Sale, but in no event later than five years after the consummation of the Class A Member Exit or Sale.
4.          Administration. This Plan shall be administered by the President according to its terms and applicable law. The President is authorized to take the following actions:
(a)          select Participants from among eligible employees according to Section 2;
(b)          determine the portion of the total Bonuses allocable to each Participant other than the President according to Section 3.2;
(c)          adopt rules to interpret and administer this Plan, remedy ambiguities and errors in this Plan, and supply omissions from this Plan;

(d)          make determinations case by case, determinations that need not be uniform for similarly situated Participants; and
(e)          delegate authority to any one or more officers or employees of Telos ID.
5.          Miscellaneous.
5.1.          Funding. Bonuses are paid from the general assets of Telos ID, and this Plan creates no interest in any specific assets of Telos ID.

5.2.          No Effect on Benefit Plans. Any Bonus will be excluded from compensation when calculating benefits payable to a Participant under any Telos ID pension or welfare plan, unless the plan specifically says otherwise.
5.3.          Withholding. By participating in this Plan, a Participant authorizes Telos ID to withhold from the Bonus any amount required to satisfy all federal, state, local, or other tax obligations.
5.4.          At-Will Employment. A Participant without an employment agreement is employed "at will" by Telos ID, and nothing in this Plan gives the Participant any right to continue employment with Telos ID.
5.5.          Amendment and Termination. Before the consummation of a Class A Member Exit or Sale, the Board may amend or terminate this Plan at any time without notice or consent of any Participant. After the consummation of a Class A Member Exit or Sale, any amendment that adversely affects the rights of Participants under this Plan requires both Board approval and the prior written consent of a majority affected Participants.
5.6.          Successors. For purposes of this Plan, Telos ID includes any successors or assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of Telos ID, and these successors and assignees shall perform Telos ID's obligations under this Plan in the same manner and to the same extent required of Telos ID but for the succession or assignment. Upon any transaction to which Telos ID is a party, if the surviving corporation is a subsidiary of another corporation, the ultimate parent corporation of that surviving corporation shall cause the surviving corporation to perform the obligations of Telos ID under this Plan in the same manner and to the same extent required of Telos ID but for the transaction. In such event, the term "Telos ID," as used in this Plan, will mean Telos ID and any successor or assignee (including the ultimate parent corporation of a successor or assignee) to the business or assets of Telos ID who becomes bound by the terms of this Plan.
5.7.          Nontransferability. No Bonus or other right under this Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a Bonus or other right under this Plan contrary to this Section 5.7 will be void. If a Participant attempts to transfer a Bonus or other right under this Plan, the President may terminate the Bonus or other right.

5.8.          Governing Law; Consent to Jurisdiction. The laws of the Commonwealth of Virginia, without giving effect to principles of conflict of laws, govern all adversarial proceedings arising under this Plan. By accepting a Bonus or exercising any right under this Plan, a Participant consents to jurisdiction of any court located in [Virginia] and waives any right to claim inconvenient forum for any proceeding arising under this Plan.
5.9.          Section 409A Compliance. This Plan is intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and this Plan is to be interpreted and administered accordingly. Even so, Telos ID and its delegates and agents have (a) no obligation to prevent, minimize, or make a gross-up payment to offset any negative consequences to any Participant under Section 409A and (b) no liability to any Participant for any potential negative consequences.
5.10.          Severability. If any provision of this Plan is held to be unenforceable, then that provision will either be modified to the minimum extent necessary to be enforceable or disregarded if no modification is permitted by law. If an unenforceable provision is modified or disregarded under this Section 5.10, then the rest of this Plan will remain as written.

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